Putnam International Growth Fund
September 30, 2011 Annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1		Class A	 4,304
		Class B	 74
		Class C	 52

72DD2		Class M	 68
		Class R	 20
                Class Y  415

73A1            Class A  0.190
                Class B  0.064
                Class C  0.083

73A2            Class M  0.116
                Class R  0.160
                Class Y  0.229


74U1		Class A	 21,074
		Class B	 870
		Class C	 591

74U2		Class M	 508
		Class R	 121
                Class Y  1,818

74V1		Class A	 13.10
		Class B	 12.04
		Class C	 12.35

74V2		Class M	 12.40
		Class R	 12.90
                Class Y  13.17

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.